Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our audit report dated June 21, 2005 (July 19, 2005 as to Notes 35 to 37) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the changes in accounting principles generally accepted in France adopted by Air France-KLM (the “Company”) as described in Note 2.1 to the consolidated financial statements, (ii) the change in accounting estimates described in Note 2.2 to the consolidated financial statements that relates to the frequent flyers loyalty programs, (iii) the main assumptions used in KLM’s purchase price allocation and the fair value determination of its assets and liabilities at the acquisition date described in Note 3.2 (iv) the restatement of certain 2004 and 2003 financial statement information prepared in accordance with accounting principles generally accepted in the United States of America, described in Note 35) relating to the financial statements of the Company, appearing in the Company’s Annual Report on Form 20-F for the year ended March 31, 2005 and to the reference to us under the headings “Selected Financial Data” and “Experts” appearing in and incorporated by reference in the Prospectus, which is part of this Registration Statement.

Deloitte & Associés

/s/ Deloitte & Associés

Neuilly-sur-Seine, France

October 20, 2005